Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176411
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS, DATED NOVEMBER 14, 2011)

RESPECT YOUR UNIVERSE, INC.
13,093,218 Shares of Common Stock

This prospectus supplement, dated November 17, 2011, supplements the prospectus, dated November 14, 2011, of Respect Your Universe, Inc. relating to the resale by the selling shareholders of up to 13,093,218 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

This investment involves a high degree of risk.  See "Risk Factors" beginning on page 7 of the prospectus.

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

The information in the table appearing under the caption “Selling Shareholders” commencing on page 15 of the prospectus is amended to correct an error.  The Selling Shareholder table incorrectly listed Don Michael Petullo as selling shareholder of 13,000 shares of our common stock, when if fact, Mr. Petullo is not a Selling Shareholder. Furthermore, the Selling Shareholder table incorrectly omitted Regina Hermosado as Selling Shareholder of 5,000 shares of our common stock. The Selling Shareholder table is amended to reflect such corrections and the resulting amended Selling Shareholder table is accurate as of November 14, 2011, the date of the prospectus. All other information in the Selling Shareholder table remains the same.

As a result of this correction, the total number of shares of our common stock being offered for sale by the Selling Shareholders has been decreased from up to 13,101,218 to up to 13,093,218 and all references within the prospectus are accordingly amended.

The date of this prospectus supplement is November 18, 2011